Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-98958, 333-92479, 333-43490, 333-48830, 333-72774, 333-122072, 333-122073, 333-129174, 333-136902, and 333-136903) of our reports dated August 20, 2007, with respect to the consolidated financial statements of Cree, Inc., Cree, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cree, Inc., included in the Annual Report (Form 10-K) for the year ended June 24, 2007.

/s/ Ernst & Young LLP

Raleigh, North Carolina

August 20, 2007